UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2014
GRAHAM HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1150 15th Street, N.W. Washington, D.C.		20071
(Address of principal executive offices)		(Zip Code)

(202) 334-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Exchange Agreement

On April 10, 2014, Graham Holdings Company (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with Berkshire Hathaway Inc. (“Berkshire”), certain subsidiaries of Berkshire (the “Berkshire Subsidiaries” and, together with Berkshire, the “Berkshire Parties”) and Miami Station Split Co., a newly-formed wholly owned subsidiary of the Company (“Splitco” and, together with the Company, the “Graham Parties”).  Pursuant to the Exchange Agreement, the Berkshire Subsidiaries will acquire all of the shares of common stock of Splitco, which will own WPLG, a Miami-based television station, a number of Berkshire shares currently held by the Company and an amount of cash, in exchange for approximately 1.6 million of the approximately 1.7 million shares of the Company’s Class B common stock currently owned by the Berkshire Subsidiaries (the “Exchange”).  The specific number of shares of each company and the amount of cash will be determined on the closing date based on certain factors, including the market prices of the shares of both companies at that time.

In the Exchange Agreement, the Graham Parties and the Berkshire Parties have made customary representations and warranties and have agreed to customary covenants relating to the Exchange.  The Company and the Berkshire Parties have also agreed to indemnify each other for losses arising from certain breaches of the Exchange Agreement and for certain other liabilities.

The Exchange is subject to certain customary closing conditions, including (i) the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (ii) the grant by the Federal Communications Commission of its consent to the consummation of the Exchange.  The Exchange Agreement also contains certain termination rights related to minimum trading prices of the Company’s Class B common stock and Berkshire’s Class A common stock immediately prior to the closing and the minimum value of the television station for purposes of the Exchange on the closing date.  The Company and Berkshire may also terminate the Exchange Agreement if the closing has not occurred on or before October 10, 2014.

Tax Matters Agreement

On April 10, 2014, the Company entered into a tax matters agreement (the “Tax Matters Agreement”) with the Berkshire Parties and Splitco.  The Tax Matters Agreement generally governs the rights, responsibilities and obligations of the parties with respect to tax matters.  With respect to taxes other than those incurred in connection with the transactions contemplated by the Exchange Agreement, the Company has agreed to indemnify the Berkshire Parties against tax liabilities of or attributable to Splitco for taxable periods before the Exchange, and the Berkshire Parties have agreed to indemnify the Company against tax liabilities of or attributable to Splitco for taxable periods after the Exchange.  The Company and the Berkshire Parties have also agreed to indemnify each other for tax liabilities resulting from the failure of the transactions contemplated by the Exchange Agreement to qualify for their intended tax treatment to the extent such failure results primarily from breaches of certain representations or covenants made by, or to certain actions or omissions of, the Company or the Berkshire Parties, respectively.  The Tax Matters Agreement also imposes certain restrictions on the parties’ future activities that are designed to preserve the intended tax treatment of the transactions contemplated by the Exchange Agreement.

The above descriptions of the Exchange Agreement, the Tax Matters Agreement and the Exchange do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Exchange Agreement and the Tax Matters Agreement, which are filed as Exhibits 2.1 and 10.1 hereto, respectively, and incorporated herein by reference.

Item 8.01	Other Events

 The Company and Berkshire issued a press release announcing that they had entered into the Exchange Agreement on April 11, 2014, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

2.1*
Exchange Agreement among Graham Holdings Company, Berkshire Hathaway Inc., National Indemnity Company, National Fire & Marine Insurance Company, Berkshire Hathaway Homestate Insurance Company and Miami Station Split Co., dated April 10, 2014

10.1*
Tax Matters Agreement among Graham Holdings Company, Berkshire Hathaway Inc., National Indemnity Company, National Fire & Marine Insurance Company, Berkshire Hathaway Homestate Insurance Company and Miami Station Split Co., dated April 10, 2014

99.1	Press Release of Graham Holdings Company and Berkshire Hathaway Inc., dated April 11, 2014

* The Company hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Holdings Company

Date: April 11, 2014	By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Senior Vice President - Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*
Exchange Agreement among Graham Holdings Company, Berkshire Hathaway Inc., National Indemnity Company, National Fire & Marine Insurance Company, Berkshire Hathaway Homestate Insurance Company and Miami Station Split Co., dated April 10, 2014

10.1*
Tax Matters Agreement among Graham Holdings Company, Berkshire Hathaway Inc., National Indemnity Company, National Fire & Marine Insurance Company, Berkshire Hathaway Homestate Insurance Company and Miami Station Split Co., dated April 10, 2014

99.1	Press Release of Graham Holdings Company and Berkshire Hathaway Inc., dated April 11, 2014

* The Company hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request.